Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 29, 2021

Relating to Preliminary Prospectus Supplement dated November 29, 2021

To Prospectus dated June 23, 2020

Registration Statement No. 333-239397

Intuit Announces Secondary Offering of 1,548,700 Shares of Common Stock

MOUNTAIN VIEW, Calif. — (BUSINESS WIRE) — Intuit (the “Company”) (Nasdaq: INTU), the global technology platform that makes TurboTax, QuickBooks, Mint, Credit Karma and Mailchimp, announced today that certain entities affiliated with Dan Kurzius, co-founder of Mailchimp (the “Selling Stockholder”) have commenced an underwritten secondary offering of 1,548,700 shares of the Company’s common stock.

The 1,548,700 shares, which represent approximately 15.3% of the shares issued by the Company as partial consideration for the Company’s acquisition of The Rocket Science Group LLC (d/b/a Mailchimp), are being sold in order to satisfy certain tax obligations and for estate planning purposes. The Selling Stockholder will receive all of the net proceeds from the offering. The Company is not selling any shares of common stock in the offering and will not receive any proceeds from the offering.

Goldman Sachs & Co. LLC is acting as sole book-running manager for the offering.

The proposed offering is being made pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was filed by Intuit with the Securities and Exchange Commission (the “SEC”) and was automatically effective upon filing on June 23, 2020. The proposed offering will be made only by means of a preliminary prospectus supplement and the accompanying base prospectus. A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Intuit

Intuit is the global technology platform that helps consumers and small businesses overcome their most important financial challenges. Serving more than 100 million customers worldwide with TurboTax, QuickBooks, Mint, Credit Karma and Mailchimp, we believe that everyone should have the opportunity to prosper. We never stop working to find new, innovative ways to make that possible.

Cautions About Forward-looking Statements

This press release contains forward-looking statements, including forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements concerning the proposed offering and Intuit’s plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Intuit’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Intuit’s results to differ materially from current expectations include, but are not limited to, Intuit’s ability to compete successfully; potential governmental encroachment in Intuit’s tax businesses; Intuit’s ability to adapt to technological change; Intuit’s ability to predict consumer behavior; Intuit’s reliance on third-party intellectual property; Intuit’s ability to protect Intuit’s intellectual property rights; any harm to Intuit’s reputation; risks associated with acquisition and divestiture activity, such as Intuit’s acquisition of Mailchimp; the issuance of equity or incurrence of debt to fund an acquisition; any cybersecurity incidents that may affect Intuit (including those affecting the third parties Intuit relies on); customer concerns about privacy and cybersecurity incidents; fraudulent activities by third parties using Intuit’s offerings; Intuit’s failure to process transactions effectively; interruption or failure of Intuit’s information technology; Intuit’s ability to maintain critical third-party business relationships; Intuit’s ability to attract and retain talent; any deficiency in the quality or accuracy of Intuit’s products (including the advice given by experts on Intuit’s platform); any delays in product launches; difficulties in processing or filing customer tax submissions; risks associated with international operations; changes to public policy, laws or regulations affecting Intuit’s businesses; litigation in which Intuit is involved; the seasonal nature of Intuit’s tax business; changes in tax rates and tax reform legislation; global economic changes; exposure to credit, counterparty or other risks in providing capital to businesses; amortization of acquired intangible assets and impairment charges; Intuit’s ability to repay or otherwise comply with the terms of Intuit’s outstanding debt; Intuit’s ability to repurchase shares or distribute dividends; volatility of Intuit’s stock price; and Intuit’s ability to successfully market its offerings. More details about these and other risks that may impact Intuit’s business are included in its Form 10-K for fiscal 2021, as updated by its subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors,” as well as the other risks discussed in Intuit’s filings with the SEC. In addition, these statements are based on assumptions that are subject to change. This press release speaks only as of the date hereof. Intuit disclaims any duty to update the information herein.

Contacts

Investors

Kim Watkins

Intuit Inc.

650-944-3324

kim_watkins@intuit.com

Media

Jeff Davis

Intuit Inc.

480-252-1665

jeff_davis@intuit.com